Exhibit 22.1


                   The Subsidiaries of The Quick & Reilly Group, Inc.

                                Quick & Reilly, Inc.
                                 U.S. Clearing Corp.
                                 JJC Specialist Corp.
                                  Q&R Charter, Inc.
                                 Quick & Reilly Ltd.
                                   Q&R Capital Corp.